SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


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[   ] Confidential, For Use of the Commission
      Only (as permitted by Rule 14a-6 (e) (2))

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                   IMMUCOR, INC. (Commission File No. 0-14820)
                (Name of Registrant as Specified in Its Charter)


    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


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



(Immucor Letterhead)

                                                 November 9, 2001


                        A CLOSER LOOK AT THE KAIROS GROUP


Dear Fellow Shareholder:

     On behalf of your Board of Directors, I wish to thank shareholders who have already expressed their support for the re-election of your current Board's nominees by returning their WHITE proxy cards. Your Board is grateful for your support and reaffirms its commitment to you - we will continue to do everything in our power to enhance the value of your Immucor investment.

     As you know, the Kairos Group is attempting to seize control of your Company through a proxy contest. We believe that the success Immucor is now achieving as a direct result of our strategic plan bodes well for the future of your Company and your investment. We urge you not to hand over control of your Company to the Kairos Group - do not sign any blue proxy card sent to you by Kairos.

     It is truly unfortunate that your Company has to waste valuable time and resources to defeat the dissidents' efforts, particularly at this critical time as our strategic plan is beginning to deliver strong earnings. SUPPORT YOUR BOARD AND ITS SUCCESSFUL STRATEGIC PLAN BY SIGNING, DATING AND PROMPTLY MAILING THE ENCLOSED WHITE PROXY CARD.


                 KAIROS SELLS $2 MILLION WORTH OF IMMUCOR SHARES
                    CASHING IN FOR A QUICK, SHORT-TERM PROFIT

     We believe that the Kairos Group offers nothing to Immucor shareholders except rhetoric and a so-called "business plan" that has already been largely implemented by your Board of Directors. What's more, we also believe that the Kairos Group's interests are not the same as yours. Take a closer look.

     SINCE THE RECORD DATE FOR THE ANNUAL MEETING, THE KAIROS GROUP HAS SOLD 318,420 IMMUCOR SHARES IN THE MARKET REAPING A QUICK $2,000,000 IN PROCEEDS (1). THAT'S RIGHT, KAIROS SOLD 38% OF ITS IMMUCOR SHARES FOR A GAIN WHILE AT THE SAME TIME TELLING YOU THAT THEY "INTEND TO WORK FOR THE ENHANCEMENT OF SHAREHOLDER VALUE."

     We believe the actions of the Kairos Group in selling Immucor shares demonstrate one irrefutable point - its commitment to reap profits for itself. In stark contrast, not one current member of your Board of Directors, which is committed to enhancing value for all Immucor shareholders, has sold a single share of Immucor stock during the past 2 years. Ask yourself: are the Kairos Group's interests aligned with the interests of all Immucor shareholders? You be the judge.
                           THE ULTIMATE COST OF KAIROS

     The Kairos Group discloses in its own proxy material that if it is successful in its proxy contest, Kairos will control a majority of your Board which, in Kairos' own words:

          "...may constitute an event of default under Immucor's credit facility with its primary lender. If an event of default is not subsequently waived by the lender, any and all payments due under the agreement would be subject to accelerated payment."

     We believe that if the Kairos Group takes control of your Company, such actions will trigger an event of default with serious ramifications to your Company. This risk, in our view, is not fiscally responsible and we urge you to consider that, among other things, an event of default will require your Company to:

          incur increased interest costs by becoming subject to the default rate of interest (which is 1.5 % higher than the current rate) on over $40 million of outstanding debt.

          risk the immediate acceleration of the more than $40 million in outstanding debt.

          jeopardize Immucor's relationship with its primary lender.

     Kairos offer shareholders little comfort for the risks to be assumed if they seize control of Immucor, other than a vague assurance that they will "work diligently to address (these) issues." Kairos' materials also disclose that if it is successful, the change of control provisions under senior management contracts would be triggered allowing certain individuals to terminate their employment with Immucor and collect substantial compensation payments. This could deplete your Company's executive ranks. We believe that Kairos' actions could place the financial health of your Company in jeopardy. Is this what you want for Immucor? You be the judge.


                   KAIROS WANTS SHAREHOLDERS TO FOOT ITS BILL

     If Kairos' actions have not cost shareholders enough, Kairos even wants your Company to reimburse it for fees and expenses in conducting this extremely disruptive proxy contest and it intends to seek such reimbursement without prior shareholder approval. While Kairos may be legally entitled to seek reimbursement, does this sound like someone wanting to enhance shareholder value? You be the judge.


                   KAIROS GROUP MAY OWE IMMUCOR SALE PROCEEDS
               UNDER SECTION 16(b) OF THE SECURITIES EXCHANGE ACT

     Based on their recent SEC reports, we believe the Kairos Group owes Immucor over $350,000 in stock-sale profits under Section 16(b) of the Securities Exchange Act of 1934, which is designed to prevent shareholders controlling more than 10% of the outstanding shares from making quick profits by trading a company's stock. We are surprised the Kairos Group sold so much Immucor stock so quickly, and did not have the patience to hold those shares for the six months required under Section 16(b). Again, ask yourself: are the Kairos Group's interests aligned with the interests of all Immucor shareholders? You be the judge.

     After taking a closer look at the Kairos Group, we trust that you will agree that your Company and the future of your investment will be better served by re-election of the nominees proposed by your Board of Directors. Don't hand over control of Immucor to a group offering nothing more than a "me too" business plan. PROTECT YOUR INVESTMENT IN IMMUCOR BY SIGNING, DATING AND PROMPTLY MAILING YOUR WHITE PROXY CARD.

                            IMMUCOR'S PROVEN RESULTS

     For the first fiscal quarter ended August 31, 2001, revenues were $18.6 million, an 8.6% increase compared to the same quarter in the prior year, and earnings totaled $0.17 per share ($0.06 per share excluding a one-time benefit of $0.11 from the settlement of a claim against Becton Dickinson) signaling your Company's return to bottom-line profitability after five difficult quarters. For the current fiscal year ending May 31, 2002, Immucor expects that the continued successful implementation of its four-point strategic plan will result in record revenues of approximately $78 million and record earnings of approximately $0.60 per share. We base our projection on our history of operations and experience, the recurring nature of our revenues, including contractually committed purchases from large customers, the predictability of our expenses through the end of the fiscal year, and the fact that we have already completed the first five months of the current fiscal year. In making this projection, Management has made the following assumptions:

          With respect to revenues, the Company has extrapolated recent past results and assumed existing customers will continue to make purchases at their current rate of purchase and at current prices. Further, Immucor has assumed that it will not lose any customers or gain any customers, or that revenues from new customers will offset lost revenues from lost customers. The Company has assumed that instrument sales will be consistent with and not improve over the previous fiscal year.

          With  respect to  expenses,  the  Company has  assumed  expenses  will continue at the current rate, and assumed it will not make any additional cost-cutting measures. Additionally, the Company's projections include the cost of all budgeted expenses for the launch of its new Galileo instrument. However, the Company's projections do not include any costs the Company may incur as a result of a change of control (which are discussed elsewhere in this letter), and which would be incurred if Kairos is successful in electing its four nominees who would become a majority of the board of directors.

          With respect to fully-diluted earnings per share, the Company's projection assumes no additional capital stock will be issued. Previously, the Company agreed at the request of its principal lender to seek a subordinated debt or equity investment of at least $5 million by December 31, 2001. Since it has not yet obtained a binding commitment for such an investment on terms acceptable to the Company, the Company's projections assume it will not obtain such an investment by December 31, 2001 and instead will have to issue warrants to the lender pursuant to its agreement with the lender.

                                   -----------

     Investors are cautioned against attributing undue certainty to Management's assessment of the future since it is not certain that the Company will achieve the revenues and earnings predicted in this letter. Immucor's ability to achieve such revenues and earnings could be adversely affected by a variety of factors, the most significant of which in Management's opinion are significant price decreases by our competitors, the general condition of the economy (which could deteriorate to such a point that it causes customers to defer capital spending which would adversely impact instrument sales), unexpected expenses and increased regulatory costs, and the value of the Euro versus the Dollar, which would depress the Company's European results if the Euro were to decline. Additionally, Management has not determined what effect if any the stockpiling of Immucor's products by some customers prior to such customers' price increases will have on the reliability of Immucor's projections. Investors are also cautioned that Immucor has not determined whether it will issue projections in the future or update its current projection if not otherwise required to do so by the federal securities laws.


                            IMMUCOR'S STRATEGIC PLAN

Immucor's improved financial performance and brighter expectations for the future are a direct result of the strategic plan conceived by your Management and Board of Directors. Successful implementation of our plan is the cornerstone of our turnaround. Immucor's strategic plan is a four-point program outlined below. Consider its benefits for yourself.

          MAJOR PRICE INCREASES - Immucor has implemented a broad program of reagent price increases which properly recognize the high costs which the Company and its competitors incur in addressing this specialized marketplace. These adjustments have been accepted by our customers and will continue to be phased in as customer contracts are renewed. These price increases are increasing Immucor's revenues and dramatically increasing bottom line profitability.

          NEW AND RENEWED CUSTOMER CONTRACTS - Immucor has succeeded in entering into new and renewed contracts with major purchasing organizations reflecting these substantial price increases. These agreements, with such important organizations as HealthTrust, Novation, Premier and Broadlane, are adding substantially to Immucor's revenues and profitability--these 4 contracts alone are expected to provide more than $7 million in revenues this fiscal year, or about 9% of total revenues--and bode well for your Company's future.

          SIGNIFICANT COST REDUCTIONS - In light of overall economic and market conditions, management has implemented an aggressive cost reduction program, and has succeeded in eliminating over $3 million in annual selling, general and administrative expenses while maintaining the Company's ability to serve its customers. Effective execution of Immucor's cost reduction program is substantially enhancing your Company's profitability.

          RESOLUTION OF INSTRUMENTATION ISSUES - Immucor successfully dedicated resources to address performance issues related to the ABS2000 instrument. These efforts have resulted in the FDA's recent decision to remove the safety alert from the ABS2000, which stands once again as the only FDA-cleared, fully-automated instrument for the transfusion diagnostics marketplace.

                             YOUR BOARD'S COMMITMENT

     Immucor's Board of Directors is meeting its commitment to all Immucor shareholders. Your Company's improved financial performance and prospects for the current fiscal year - we expect to achieve record revenues and earnings - are a direct result of the strategic plan conceived and implemented by your Board of Directors and Management. We urge you to support the Directors who are committed to enhancing value for all shareholders and delivering results.

     Please remember that your vote is important, regardless of the number of Immucor shares you own. At your earliest convenience, please sign date and mail your WHITE proxy card. If you need assistance in voting your shares, please feel free to contact D.F. King & Co., Inc., which is assisting you're your Company, at (800) 848-3402.

     On behalf of your Board of Directors, thank you for your interest and continued support.

                                             Sincerely,


                                             Edward L. Gallup
                                             Chairman, President and
                                             Chief Executive Officer


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(1) Unfortunately, the Kairos Group will be able to vote these shares since they were sold after the annual meeting record date.